Exhibit 99.1
FOR IMMEDIATE RELEASE
Group 1 Automotive Agrees to Acquire Inchcape U.K. Dealerships
•54 Dealership Locations in the United Kingdom
HOUSTON, TX, April 15, 2024 - Group 1 Automotive, Inc. (NYSE: GPI) (“Group 1” or the “Company”), a Fortune 300 automotive retailer with 202 dealerships located in the U.S. and U.K., today announced it has entered into a definitive agreement to acquire the U.K. automotive retailing business and related owned real estate from a subsidiary of Inchcape plc for approximately $439 million (£346 million) in an all-cash transaction, inclusive of $279 million (£220 million) of appraised real estate value. In 2023, the Inchcape U.K. dealerships generated approximately $2.7 billion USD (£2.1 billion) in annual revenues. The transaction is subject to the receipt of approval from the Financial Conduct Authority and is expected to close in the third quarter of 2024.
Group 1’s President and Chief Executive Officer Daryl Kenningham stated, “Group 1 has successfully operated in the U.K. since 2007 and we are extremely pleased to have this opportunity to grow in this important market. Inchcape’s brand mix is outstanding. These new stores complement our geographic footprint in the East and South East of England and enable us to expand into new markets in the Central and North West regions of England and Wales. Inchcape’s exceptional reputation has been built over 50 years in the retail business. We look forward to welcoming our new teammates to the Group 1 family.”
With 54 dealership locations across major hubs in England and Wales, Inchcape’s U.K. dealership portfolio includes Audi, BMW/MINI, Jaguar Land Rover, Lexus, Mercedes-Benz/smart, Porsche, Toyota, Volkswagen and Volkswagen Commercial Vehicles. On an aggregate basis, these dealerships sell over 63,500 new and used vehicles, and 24,000 corporate units, annually.
Group 1’s Senior Vice President and Chief Financial Officer Daniel McHenry added, “While this transaction provides a transformation in scale for our company in the U.K., our U.S. credit facility pro-forma leverage ratio will be approximately 2.2x after taking into account the financing of this transaction with debt and cash on hand, and liquidity remains comfortably within our targets. This gives us the flexibility to continue shareholder-focused capital allocation, which includes accretive acquisitions, share repurchases, dividends, and return-driven capital expenditures."
Year to date 2024, Group 1 has completed $1.0 billion of acquired revenues, and with this proposed acquisition, total acquired revenues are expected to be approximately $3.7 billion at the anticipated closing date in the third quarter of 2024. With the addition of the Inchcape dealerships, Group 1’s total U.K. dealership count would increase to 109, and 256 locations in the U.S. and U.K.
The Company will provide additional details about the Inchcape acquisition on its upcoming earnings call on April 24, 2024 at 9:00 a.m. ET.
J.P. Morgan Securities LLC acted as exclusive financial adviser to Group 1 on the transaction. Dentons UK and Middle East LLP acted as legal adviser to Group 1.

ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 202 automotive dealerships, 265 franchises, and 43 collision centers in the United States and the United Kingdom that offer 35 brands of automobiles. Through its dealerships and omni-channel platform, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.
Group 1 discloses additional information about the Company, its business, and its results of operations at www.group1corp.com, www.group1auto.com, www.group1collision.com, www.acceleride.com, www.facebook.com/group1auto, and www.twitter.com/group1auto.
FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements related to future, not past, events and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. In this context, the forward-looking statements often include statements regarding our ability to complete the acquisition of the Inchcape dealerships at any time or at all, our ability to realize the anticipated benefits of the acquisition and our future financial position following such acquisition, as well as our strategic investments, goals, plans, projections and guidance regarding our financial position, results of operations and business strategy, including the annualized revenues of recently completed acquisitions or dispositions and other benefits of such currently anticipated or recently completed acquisitions or dispositions. These forward-looking statements often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," "foresee," "may" or "will" and similar expressions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; (b) the risk that the necessary manufacturer approvals may not be obtained; (c) the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; (d) the risk that the proposed acquisition will not be consummated in a timely manner; (e) risks that any of the closing conditions to the proposed acquisition may not be satisfied or may not be satisfied in a timely manner; (f) risks related to disruption of management time from ongoing business operations due to the proposed acquisition; (g) failure to realize the benefits expected from the proposed acquisition; (h) failure to promptly and effectively integrate the acquisition; (i) the effect of the announcement of the proposed acquisition on the operating results and business of Group 1 and on its ability to retain and hire key personnel, maintain relationships with suppliers; (j) general economic and business conditions, (k) our cost of financing and the availability of credit for consumers, (l) foreign exchange controls and currency fluctuations, (m) the armed conflicts in Ukraine and the Middle East, (n) the impacts of any potential global recession, and (o) our ability to maintain sufficient liquidity to operate. For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Terry Bratton
Manager, Investor Relations
Group 1 Automotive, Inc.
ir@group1auto.com
Media contacts:
Pete DeLongchamps
Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223
cwoods@piercom.com
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